UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)
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☐	Soliciting Material Pursuant to §240.14a-12

QAD Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000
May 22, 2009
To All QAD Inc. Stockholders:
On behalf of the Board of Directors of QAD Inc. (“QAD”), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Wednesday, June 10, 2009 at 4:30 p.m. Pacific Daylight Time. A Notice of the Annual Meeting of Stockholders, proxy card and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.
At this year’s meeting you will be asked to elect seven directors, to approve a one-time Stock Option and Stock Appreciation Right Exchange Program and to approve an amendment to QAD’s 2006 Stock Incentive Program. The accompanying Notice of Annual Meeting and proxy statement describe these proposals. We encourage you to read the enclosed information carefully.
Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether or not you plan to attend in person, please promptly complete, sign, date and return the enclosed proxy card. If you do attend the Annual Meeting, you may revoke your previously returned proxy at that time if you wish, and vote in person. If you plan to vote your shares at the Annual Meeting, please note the instructions on page 3 of the enclosed proxy statement.
We look forward to seeing you at the Annual Meeting.

Sincerely,

Karl F. Lopker
Chief Executive Officer

QAD INC.
NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2009
Notice is hereby given that the Annual Meeting of Stockholders of QAD Inc. will be held on Wednesday, June 10, 2009, at 4:30 p.m. Pacific Daylight Time, at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, for the following purposes:
1. To elect seven directors to serve until the next Annual Meeting of Stockholders;
2. To approve a one-time Stock Option and Stock Appreciation Right Exchange Program under which eligible employees of the Company could elect to exchange outstanding stock options and stock-settled stock appreciation rights (“SARs”) issued under our equity plans for new lower-priced SARs;
3. To approve an Amendment to the QAD Inc. 2006 Stock Incentive Program to provide for an increase in the number of shares of Common Stock reserved for issuance by 3,000,000 shares; and
4. To transact any other business that may properly come before the meeting or any adjournment thereof.
Our Board of Directors recommends that you vote “FOR” the proposals listed above.
Only stockholders of record at the close of business on April 16, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Daniel Lender
Secretary
Santa Barbara, California
May 22, 2009
IMPORTANT
All stockholders are invited to attend the Annual Meeting. Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card. If you are a stockholder of record as of April 16, 2009, you will be admitted to the meeting. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of such stock or a valid proxy signed by the record holder. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. Whether or not you intend to be present in person at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 10, 2009.
Our Proxy Statement and Annual Report on Form 10-K to Stockholders are available at www.proxyvote.com.
We are mailing a printed copy of proxy materials to each stockholder and are allowing stockholders to access the proxy materials over the Internet at www.proxyvote.com. Next year, under a new Notice and Access rule adopted by the Securities and Exchange Commission, we will mail to stockholders only a “Notice of Internet Availability of Proxy Materials” that will explain how to access and review the information contained in the proxy materials and how to vote proxies over the Internet.

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108

PROXY STATEMENT

THE ANNUAL MEETING
This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of QAD Inc., a Delaware corporation (“QAD,” the “Company,” “we” or “us”), on or about May 22, 2009. The Board of Directors requests that your shares be represented by the proxies named on the proxy card at the Annual Meeting of Stockholders to be held on June 10, 2009.
FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING
Who is soliciting my vote?
The Board of Directors of QAD is soliciting your vote at the 2009 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
You will be voting on:
•	Electing seven directors as nominated;
•	Approving a Stock Option and Stock Appreciation Right Exchange Program;
•	Approving an Amendment to the QAD Inc. 2006 Stock Incentive Program; and
•	Any other business that may properly come before the meeting.
What are the Board of Directors’ recommendations?
The Board recommends a vote:
•	for the election of the seven nominated directors;
•	for the approval of the Stock Option and Stock Appreciation Right Exchange Program;
•	for the approval of the Amendment to the 2006 Stock Incentive Program; and
•	for or against any other matters that may come before the Annual Meeting, as the proxy holders deem advisable.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set April 16, 2009 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 16, 2009 may attend and vote at the Annual Meeting.
How many votes do I have?
You will have one vote for each share of QAD common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee.
What is the difference between holding shares as a stockholder of record and beneficial owner?
Most stockholders of the Company hold their shares through a broker, bank or other nominee (“Nominee”) rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with QAD’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in “street name” and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee. Your Nominee has enclosed a voting instruction card for you to use in directing the Nominee how to vote your shares.
How many votes can be cast by all stockholders?
Each share of QAD common stock is entitled to one vote. There is no cumulative voting. We had 30,752,723 shares of common stock outstanding and entitled to vote on the record date. The enclosed proxy card shows the number of shares you are entitled to vote.
How many votes must be present to hold the Annual Meeting?
A majority of the Company’s outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.
How many votes are required to elect directors?
Directors are elected by a plurality of the votes cast. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.
Is my vote confidential?
All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.
What if I don’t give specific voting instructions?
Stockholders of Record. If you are a stockholder of record and you:
•	indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or
•	return a signed proxy card, but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.
Beneficial Owners. If you are the beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the Nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters. If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum, but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that required a majority of the votes cast. With respect to a proposal that requires approval of a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you voted by telephone or on the Internet or if you signed the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting.
What does it mean if I receive more than one proxy or voting instruction card?
It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.
Who can attend the Annual Meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend.
What do I need to be admitted to the Annual Meeting?
In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of QAD stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket.
An admission ticket is attached to the bottom of the proxy card. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If a stockholder does not bring an admission ticket, proof of ownership of QAD stock on the record date will be needed to be admitted. If your shares are held in the name of a Nominee, a brokerage statement or letter from a Nominee is an example of proof of ownership.
How do I vote?
Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m. Pacific Daylight Time, on June 9, 2009.
Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
Vote by Telephone. You can also vote by telephone by following instructions provided with your proxy materials and on your proxy card or voting instruction card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to QAD Inc., c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail. If you sign and return your proxy card or voting instruction card, but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.
Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a Nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
The shares voted electronically, telephonically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

Who pays for the solicitation of proxies?
QAD will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?
We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy’s best judgment.
Adjournment may be made from time to time by approval of the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.
Exemptions for a Controlled Company Election
The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a “controlled company” by virtue of the fact that Ms. Pamela Lopker, President and Chairman of the Board, and Mr. Karl Lopker, Chief Executive Officer (“CEO”) and Director, jointly control a majority interest in the stock of the Company as evidenced by their filing a Schedule 13G with the Securities and Exchange Commission (“SEC”) affirming that, as members of a group, they share voting power of over 50% of the Company’s outstanding voting stock. Please see “Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners.”
The Company has elected to rely upon certain of the exemptions provided in the rules. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors, (ii) select, or recommend for the Board’s selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors and (iii) determine officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. QAD’s current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.
Annual Report
We have enclosed a copy of our 2009 Annual Report on Form 10-K with this proxy statement. If you would like an additional copy, we will send you one without charge. Please call 805-566-5139 or write to request a copy:
QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations
The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
At our Annual Meeting, stockholders will elect seven directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If the nominee(s) for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee(s) as the proxy holder may determine. We are not aware that any of the nominees will be unable to or will not serve as director.
Directors
The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson, Terence R. Cunningham, Thomas J. O’Malia, Lee D. Roberts and Peter R. van Cuylenburg. Please see “Information Concerning the Nominees for Election” beginning on page 14 of this proxy statement for information concerning each of our incumbent directors standing for re-election.
Required Vote
Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee’s total. If you do not vote for a particular nominee or indicate that you “WITHHOLD AUTHORITY” to vote for a particular nominee, your abstention will have no effect on the election of directors.
The Board of Directors recommends a vote FOR the election of the nominated directors.
PROPOSAL NO. 2
APPROVAL OF STOCK OPTION AND STOCK APPRECIATION RIGHT
EXCHANGE PROGRAM
On April 8, 2009, our Board of Directors authorized, subject to stockholder approval, our eligible employees to participate in a one-time Stock Option and Stock Appreciation Right Exchange Program (the “Exchange Program”). Under the Exchange Program, our eligible employees would be able to exchange outstanding stock options and stock-settled stock appreciation rights (“SARs”) granted under QAD’s 1997 Stock Incentive Program (the “1997 Program”) and 2006 Stock Incentive Program (the “2006 Program”) that have an exercise price above the fair market value of QAD stock as of the date of the close of the Exchange Program for a reduced number of SARs to be granted under the 2006 Program (the “New SARs”). SARs are rights to receive value tied to the post-grant appreciation of the underlying QAD stock provided the vesting criteria are satisfied. Although the Company has the ability to grant stock-settled or cash-settled SARs, the Company has only granted stock-settled SARs. Upon vesting, a holder of a stock-settled SAR receives shares in the Company’s common stock equal to the intrinsic value of the SAR at time of exercise. Economically, a stock-settled SAR provides the same compensation value as a stock option, but the employee is not required to pay an exercise price upon exercise of the SAR.
If approved by the stockholders, the Exchange Program will be open only to eligible employees who, as of the effective date of the Exchange Program, are employed by QAD and its subsidiaries. Members of our Board of Directors, including the CEO and the President, former employees, consultants and other third parties who may hold options or SARs will not have the right to participate in the Exchange Program. Executive officers who are not members of our Board of Directors will be eligible to participate in the Exchange Program on the same basis as our other employees. New SARs granted in exchange for options and SARs surrendered will have an exercise price equal to the market price of our common stock on the date the exchange is completed and will be subject to new vesting terms. The exchange ratios will be determined on the date of the commencement of the Exchange Program (the “Opening Date”). However, based on our preliminary analysis, approximately 80% of outstanding options and SARs granted to eligible employees would have exchange ratios of between 1-for-1.5 and 1-for-8.9. Our Board of Directors has authorized the Compensation Committee of the Board (the “Compensation Committee”) to set the exchange ratio for options and SARs eligible to participate in the Exchange Program as of the Opening Date.

Reasons for the Exchange Program
Equity awards for employees are an essential element in the compensation of personnel in the software industry. We believe that equity awards not only provide an appropriate incentive for employees to work hard for our success, but also reduce the amount of cash we must use to provide competitive compensation. Without the availability of equity awards, we do not believe we would be in a position to provide competitive compensation and our ability to attract and retain employees would be severely impaired.
Our Board believes that the significant decline in the market price for our common stock from the closing high within the last three years of $10.17 has substantially diminished the value of outstanding options and SARs that we have granted as a compensation mechanism. At April 30, 2007 and April 30, 2008, the market price of our common stock stood at $9.51 per share and $7.60 per share, respectively. As of April 30, 2009, our stock price had declined to $2.66 per share. 99% of the options and SARs granted to eligible employees and outstanding as of April 30, 2009 carry exercise prices above $2.66. The premium of the exercise price to current market price related to outstanding options and SARs granted to eligible employees causes these equity grants to have little value in the eyes of many of our employees. Our Board of Directors has determined that the magnitude of this problem significantly weakens the effectiveness of our overall long-term incentive program and detracts from the effectiveness of our overall compensation program.
At the same time, our Board believes that it is not prudent to simply grant additional SARs at the current market price for our common stock, as that would require us to further expand the size of our equity incentive plan to accommodate the new equity grants and would increase the number of equity awards outstanding. The total number of shares that have been reserved for awards under the 2006 Program since its inception is 5,300,000 shares, not including Proposal No. 3 in this proxy which requests authorization by the stockholders of an additional 3,000,000 shares. After considering shares that have been issued or reserved for issuance upon exercise or vesting of awards, there remain approximately 1,200,000 of our shares available for future grants. Our Board of Directors believes the large number of shares that are subject to outstanding options and SARs, which represents roughly 15% of our outstanding shares, presents a potential for dilution, or “overhang,” that causes investors to discount the value per share of our common stock.
In creating this proposal for the Exchange Program, our Board considered the negative effects of the overhang represented by the shares subject to awards outstanding under the 1997 Program and the 2006 Program, the absence of substantial motivational and retention value of the options and SARs we have granted and that are outstanding, and the need to have shares available for grants in the future. For all these reasons, our Board, based on the recommendation of the Compensation Committee and advice from Mercer LLC, structured the Exchange Program to (i) address the current perceived inability of employees to benefit from outstanding awards under the equity incentive plan, (ii) give employees the opportunity to exchange existing options and SARs for a lesser number of New SARs, thereby reducing the overhang that is represented by the current number of outstanding awards under the equity incentive plan and (iii) add back existing SARs issued under the 2006 Program that are exchanged to the authorized pool of shares that may be granted under the 2006 Program, thereby increasing the number of shares available for awards that may be granted in the future under the 2006 Program. In designing the Exchange Program and recommending its approval, our Board took into account its philosophy of shifting from the use of stock options to other equity-based incentives, including SARs, to provide long-term equity incentives to our employees.
Description of Exchange Program
1. Offer to Exchange Options and SARs. Under the proposed Exchange Program, our eligible employees will be given the opportunity to exchange their options and SARs for New SARs representing the right to acquire fewer shares at a per share exercise price equal to the fair market value of a share of our common stock on the date of issuance of the New SARs. Subject to the Exchange Program being approved by stockholders, the Compensation Committee will determine whether and when to initiate the Exchange Program prior to October 31, 2009 or terminate the Exchange Program, at the discretion of the Compensation Committee. Under the Exchange Program, if any, the New SARs will be granted under the 2006 Program.
Participation in the Exchange Program will be voluntary. Employees who participate in the Exchange Program will be required to surrender their existing options and SARs for cancellation. Although we anticipate substantial participation, we cannot predict whether an employee will conclude that the lesser number of New SARs with lower exercise prices that we will issue will be more favorable than the greater number of options and SARs with higher exercise prices that the employee would be required to surrender.
2. Eligible Employees. The Exchange Program will be open only to active employees who hold previously granted options and SARs and who remain employees at both the commencement and conclusion of the Exchange Program. Members of our Board of Directors, including the CEO and the President, former employees, consultants and other third parties who may hold options or SARs with respect to our stock are not eligible to participate in the Exchange Program. Any employee holding eligible options or SARs who elects to participate in the Exchange Program, but whose employment terminates for any reason prior to the grant of the New SAR awards, including voluntary resignation, retirement, involuntary termination, layoff, death or disability, will not be permitted to exchange his or her otherwise eligible options or SARs and will continue to hold those options and SARs subject to their existing terms. As of April 30, 2009, approximately 1,060 employees would have been eligible to participate in the Exchange Program.

3. Eligible Awards. Each option or SAR outstanding as of the Opening Date that was granted to an eligible employee under the 1997 Program or the 2006 Program and has an exercise price above the fair market value of QAD stock as of the date of the close of the Exchange Program will be eligible for exchange.
4. Exchange Ratios. Our Compensation Committee retains the power to set the exchange ratios through the Opening Date and will set them at that time with the intent that the New SARs will have a fair value equal to or less than the fair value of the cancelled options and SARs they replace, determined in accordance with applicable accounting standards (see “Accounting Treatment”). Based on our preliminary analysis, approximately 80% of outstanding options and SARs granted to eligible employees would have exchange ratios of between 1-for-1.5 and 1-for-8.9. The methodology and assumptions used to value the cancelled options and SARs and New SARs are set forth below under “Exchange Ratios.”
5. Exercise Price of New SARs. Each New SAR issued pursuant to the Exchange Program will have an exercise price equal to the fair market value of our common stock on the new grant date, the closing date of the exchange.
6. Vesting of New SARs. The New SARs will not be exercisable on the date of grant, but will become exercisable one year from the date of grant if the exchanged options and SARs were fully vested as of the date of the exchange. If the exchanged options and SARs were not fully vested on the date of the exchange, the New SARs received for unvested options or SARs will become exercisable in tranches with each tranche vesting one year later than the vesting date for the equivalent tranche of the exchanged option or SAR.
7. Term of New SARs. Each New SAR will have an expiration date that is the same as the exchanged option or SAR, except that a New SAR exchanged for an option granted in 2001 or 2002 will have one additional year added to its term.
8. Other Terms and Conditions of New SARs. The other terms and conditions of each New SAR will be substantially similar to those of the SARs we currently grant under the 2006 Program. Each New SAR will expire to the extent not vested upon termination of employment, and vested New SARs will remain exercisable for a period of up to 60 days after termination of employment (one year in the case of death or disability). Upon exercise of a New SAR, an employee will receive, without any cash payment, the number of shares of QAD common stock that is equal to the difference between the fair market value of one share of our common stock on the date of exercise and the SAR exercise price, multiplied by the number of shares with respect to which it is exercised, and divided by such fair market value of a share of QAD common stock.
9. Reduction of Overhang. The proposed Exchange Program is designed to help reduce our existing overhang and the potential dilutive effect on stockholders by replacing outstanding options and SARs with New SARs for a smaller number of shares. Shares underlying options and SARs granted under the 1997 Program that are tendered for exchange will be cancelled. Shares underlying options and SARs granted under the 2006 Program that are tendered for exchange will be available for future issuance under the 2006 Program to the extent they exceed the total number of shares underlying New SARs issued as part of the Exchange Program.
10. Implementation of the Exchange Program. Our Board authorized the Exchange Program on April 8, 2009 upon the recommendation of the Compensation Committee and subject to stockholder approval. We have not commenced the Exchange Program and we will not do so unless our stockholders approve the Exchange Program. The Exchange Program will commence at a time determined by the Compensation Committee which will retain the authority, in its discretion, to terminate, amend or postpone the Exchange Program at any time prior to expiration of the Exchange Program. When we commence the Exchange Program, we will provide eligible employees with a written offer to exchange that will describe the precise terms and timing of the Exchange Program. Eligible employees will be given at least 20 business days to elect to surrender their options or SARs in exchange for New SARs. At or before commencement of the Exchange Program, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to review the offer to exchange and other documents filed by us with the SEC free of charge on the SEC’s Internet site at www.sec.gov. The Exchange Program will commence, if at all, prior to October 31, 2009.
11. U.S. Federal Income Tax Consequences. We expect that each exchange pursuant to the Exchange Program will be treated as a non-taxable event for U.S. federal income tax purposes. No income should be recognized for U.S. Federal income tax purposes by QAD or participating employees upon the cancellation of the existing options and SARs or the grant of the replacement New SARs.

12. Accounting Treatment. As required by the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised) (SFAS 123R), on accounting for share-based payments, we will recognize the incremental compensation cost, if any, of the New SARs granted in the exchange. The incremental compensation cost will be measured as the excess, if any, of the fair value of New SARs granted to employees in exchange for surrendered options and SARs, measured as of the date the New SARs are granted, over the fair value of the options and SARs surrendered in exchange for the New SARs, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the New SARs. In the event that any of the New SARs are forfeited prior to their vesting due to termination of employment, any incremental compensation cost for the forfeited New SARs will not be recognized. We do not expect that the incremental compensation cost will be material as the exchange ratios will be determined so as to produce no incremental SFAS 123R cost. However, there could be incremental cost depending upon the movement of QAD’s stock price during the tender period. The unrecognized compensation cost associated with the unvested options and SARs as of the close of the Exchange Program will be recognized ratably over the vesting period of the New SARs. In the event that any of the New SARs are forfeited after their original vesting date but before their new vesting date due to termination of employment, any remaining compensation cost associated with the original, underlying options and SARs will be recognized immediately.
Eligible Options and SARs
As of April 30, 2009, options to purchase 2,464,040 shares of our common stock were outstanding under the 1997 Program with a weighted average exercise price of $8.20 per share and SARs for 3,174,522 shares of common stock were outstanding under the 2006 Program with a weighted average exercise price of $7.74 per share. Of these outstanding options and SARs, options to purchase 1,627,705 shares of common stock, and SARs with respect to 2,774,144 shares, are held by eligible employees and would be eligible for exchange under the Exchange Program. Most of the options and SARs that are not eligible are held by directors, including the CEO and the President, and consultants.
If this Proposal 2 is approved by our stockholders and we implement the Exchange Program, eligible options and SARs surrendered under the Exchange Program will be cancelled. The shares subject to those cancelled options and SARs that were issued under the 2006 Program will be available for issuance under the 2006 Program to the extent they exceed the number of New SARs issued as part of the Exchange Program. Assuming that 100% of eligible employees participate in the Exchange Program and applying the exchange ratios described in the table set forth under “Exchange Ratios” below, eligible options and SARs covering 4,393,849 shares as of April 30, 2009 would be surrendered and cancelled, while New SARs awards covering 1,593,248 shares would be issued, resulting in a net reduction of 2,800,601 shares subject to outstanding awards.
The actual reduction in the overhang represented by outstanding awards that results from the Exchange Program could differ materially from the example in the preceding paragraph and is dependent on a number of factors, including the actual level of employee participation in the program.
Exchange Ratios
Our intent is to establish exchange ratios that will result in the issuance of New SARs in the Exchange Program with a fair value equal to or less than the fair value of the options and SARs surrendered in the Exchange Program determined in accordance with the provisions of SFAS 123R. We retained the services of Mercer LLC to determine the terms and exchange ratios appropriate to achieve this result. Mercer used the Black-Scholes option pricing model to calculate the fair value of the eligible options and SARs that were used to develop the preliminary exchange ratios shown in the table below. As a result, the exchange ratios are based on the valuation assumptions used in the Black-Scholes option pricing model. Most notably, the exchange ratios are resulting from the exercise price and the remaining term of the eligible option or SAR, as well as the fair market value of QAD’s common stock on the Opening Date. The exchange ratios used as of the Opening Date will be based on Mercer’s calculations, updated as of the Opening Date. The preliminary exchange ratios shown below were based on the fair value of the eligible options and SARs as compared to the fair value of the New SARs issued in exchange assuming a fair market value of QAD’s common stock of $2.50 for the valuation of the surrendered options and SARs immediately prior to cancellation and for the valuation of the New SARs granted as a result of the exchange, and assuming that the date of the exchange is at or around June 30, 2009.

The following table is based on our preliminary analysis and sets forth the total number of shares underlying eligible options and SARs and the number of New SARs that may be issued with respect to such eligible options and SARs in the Exchange Program (assuming 100% participation and that current valuation assumptions used to prepare the table are consistent with actual valuation data at the time the exchange offer is made.) The table includes the specific preliminary exchange ratios for the 10 largest groupings of eligible options and SARs by exercise price and remaining term and the weighted average preliminary exchange ratio for a grouping of all other eligible options and SARs along with the weighted average exercise price and weighted average remaining term.

				Total
				Shares	Preliminary	Total New SARs to be
		Remaining		Underlying	Exchange	Granted (Assuming
Exercise Price		Term		Options/SARs	Ratio	100% Participation)

$3.25		1.59		168,958	1-for-1.6	106,044
$5.12		7.32		100,000	1-for-1.5	66,668
$6.97		4.94		686,970	1-for-2.6	265,336
$7.66		6.93		731,760	1-for-2.1	349,780
$7.67		6.97		116,000	1-for-2.1	55,244
$7.82		4.05		72,875	1-for-3.6	20,280
$7.84		4.04		454,970	1-for-3.7	124,012
$9.30		5.76		744,894	1-for-3.1	242,212
$9.35		2.86		111,000	1-for-8.3	13,380
$9.71		2.89		429,364	1-for-8.9	49,188

				3,616,791		1,292,144

$7.22	(a)	4.72	(b)	777,058	1-for-2.6(c)	301,104

				4,393,849		1,593,248

(a)	Represents a weighted average exercise price for multiple grant dates. Actual exercise prices range from $2.52 to $12.85.

(b)	Represents a weighted average remaining term for multiple grant dates. Actual remaining terms range from 0.47 years to 7.61 years.

(c)	Represents a weighted average exchange ratio for multiple grant dates. Actual exchange ratios range from 1-for-1.0 to 1-for-19.4.
The total number of New SARs a participating employee will receive with respect to a surrendered option or SAR will be determined by dividing the number of shares underlying the surrendered option or SAR by the applicable exchange ratio and rounding the result up to the nearest number of whole shares evenly divisible by 4. For example, if an eligible employee holds an option to purchase 2,000 shares of our common stock at an exercise price of $7.66 per share, he or she would be entitled to exchange that option for an award of 956 New SARs (i.e., 2,000 divided by the 2.1 exchange ratio applicable to the option, rounded up to the nearest number of whole shares divisible by 4).
Vote Required
The affirmative vote of a majority of the shares represented and entitled to vote at the annual meeting is required to approve the Exchange Program. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted “AGAINST” the proposal.
The Board of Directors recommends a vote FOR the Exchange Program.
The Exchange Program that is referred to in Proposal 2 has not yet commenced. Upon the commencement of the Exchange Program, we will file with the SEC a completed Schedule TO and related exhibits and documents, including an offer to exchange. All of the Company’s eligible employees holding eligible options and/or SARs are strongly encouraged to read the Schedule TO and related exhibits and documents, including the offer to exchange, when they become available, because these materials will contain important information about the Exchange Program. The Schedule TO and related exhibits and documents will be available free of charge (i) at the SEC’s Internet site at http://www.sec.gov, (ii) by directing a written request to: QAD Inc., Attention: Investor Relations, 100 Innovation Place, Santa Barbara, CA 93108, or (iii) by contacting the Company directly at 805-566-5139.

PROPOSAL NO. 3
APPROVAL OF AMENDMENT TO QAD INC. 2006 STOCK INCENTIVE PROGRAM
(Increase number of shares of common stock available for grant by 3,000,000 shares)
(Collectively referred to as “Awards”)
The stockholders are being asked to approve an amendment to the QAD Inc. 2006 Stock Incentive Program. The amendment will increase the number of shares of common stock available for issuance under the 2006 Program from 5,300,000 shares to 8,300,000 shares. The Board believes it is in QAD’s best interest to increase the share reserve so that QAD can continue to utilize the 2006 Program to attract and retain the services of those persons essential to the Company’s growth and financial success. Certain information regarding equity compensation plans approved and not approved by our stockholders appears under the caption “Equity Compensation Plan Information” on page 20.
The 3,000,000 share increase was approved by the Board in May 2009, subject to stockholder approval at the Annual Meeting.
Of the 5,300,000 shares currently authorized under the 2006 Program approximately 1,200,000 shares remained available for additional grants as of April 30, 2009. Over an approximate three year period from June 2006 through April 2009, the rest have been issued pursuant to Awards granted under the 2006 Program and 3,981,034 shares remain subject to Awards granted in various forms permitted by the 2006 Program as set forth below. If the Exchange Program described in Proposal No. 2 above were accepted in full (based upon eligible Awards outstanding on April 30, 2009), then Awards under the 2006 Program covering 2,774,144 shares would be cancelled and new Awards covering 1,593,248 shares would be granted under the 2006 Program for a net increase in shares available for grant of 1,180,896 shares. The Board believes that the approval of an additional 3,000,000 shares under the 2006 Program should be sufficient for the Company’s needs under the 2006 Program for the next several years.
Summary of the QAD Inc. 2006 Stock Incentive Program
Purpose, structure, awards and eligibility. The 2006 Program is intended to secure for QAD and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by QAD who will be responsible for the future growth of the enterprise. The 2006 Program is designed to help attract and retain superior personnel for positions of substantial responsibility and to provide individuals with an additional incentive to contribute to the Company’s success.
The 2006 Program is composed of six parts and the program administrators may make the following types of awards under the 2006 Program:
(1) incentive stock options under the Incentive Stock Option Plan;
(2) nonqualified stock options under the Nonqualified Stock Option Plan;
(3) restricted shares under the Restricted Shares Plan;
(4) rights to purchase stock under the Employee Stock Purchase Plan;
(5) stock appreciation rights under the Stock Appreciation Rights Plan; and
(6) specified other stock rights under the Other Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.
Officers, directors, employees, consultants and other independent contractors or agents of QAD or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the program administrators to participate in the 2006 Program, provided, however, that incentive stock options granted under the Incentive Stock Option Plan and stock purchase rights granted under the Employee Stock Purchase Plan may only be granted to a person who is an employee of QAD or its subsidiaries. The actual number of persons who will receive Awards pursuant to the proposed share increase cannot be determined in advance because the Board of Directors or a committee appointed by the Board has the discretion to select the Award recipients.

Shares subject to the 2006 Program. Prior to the approval of the proposed amendment to the 2006 Program, the maximum aggregate number of shares of our common stock subject to the 2006 Program is 5,300,000 shares. If the proposed amendment is approved, an additional 3,000,000 shares of our common stock will be added to the 2006 Program for a total of 8,300,000 shares from the inception of the 2006 Program. The shares of common stock issuable under the 2006 Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by the Company on the open market. If any of the awards granted under the 2006 Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the 2006 Program.
Effective date and duration. All of the plans under the 2006 Program became effective upon the approval of the 2006 Program by a majority of the Company’s stockholders in June 2006. The 2006 Program will continue in effect until July 1, 2016, unless sooner terminated under the general provisions of the 2006 Program.
Administration. The 2006 Program is administered by the Board of Directors or by a committee appointed by the Board. That committee must consist of not less than two directors who are:
• non-employee directors within the meaning of SEC Rule 16b-3 under the Securities Exchange Act of 1934, so long as non-employee director administration is required under Rule 16b-3; and
• outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986 as amended (the “Code”), so long as the Company chooses to qualify executive remuneration as “performance-based compensation” under Section 162(m) of the Code.
Subject to these limitations, the Board of Directors may from time to time remove members from the committee, fill all vacancies on the committee and select one of the committee members as its chair. The program administrators may hold meetings when and where they determine, will keep minutes of their meetings and may adopt, amend and revoke rules and procedures in accordance with the terms of the 2006 Program. The 2006 Program is presently administered by the directors who serve on the Compensation Committee of the Board.
U.S. Federal Income Tax Consequences
Option Grants
Options granted under the 2006 Program may be either incentive stock options which satisfy the requirements of Section 422 of the Code or nonqualified stock options which are not intended to meet those requirements. The federal income tax treatment for nonqualified stock options and incentive stock options are as follows:

•
Nonqualified Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. QAD and the optionee are required to satisfy the tax withholding and reporting requirements applicable to that income. QAD will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to exercised nonqualified stock options. QAD will generally receive the tax deduction in the taxable year that the ordinary income is recognized by the optionee.

•
Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of an incentive stock option. Generally, the optionee will not recognize ordinary income in the year in which the option is exercised although the optionee’s gain from exercise may be subject to alternative minimum tax. If the optionee sells the underlying shares acquired from the option within two years after the option grant date or within one year of the option exercise date, then this is treated as a disqualifying disposition and the optionee will be taxed in the year of disposition on the gain from exercise, but not exceeding the gain from disposition as ordinary income and the balance of the gain from disposition, if any, as short-term or long-term capital gain. QAD will be entitled to an income tax deduction that equals the amount of the optionee’s compensatory ordinary income. If the optionee does not make a disqualifying disposition, then QAD will not be entitled to a tax deduction.

Restricted Shares Plan

•
The tax principles applicable to the issuance of restricted shares under the 2006 Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Generally, when the restriction lapses, the grantee will have ordinary income equal to the difference between the fair market value of the shares on the vesting date and any amount paid for the shares. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the difference between the fair market value of the granted shares on the grant date and any amount paid for the shares. If the Section 83(b) election is made, the grantee will not recognize any additional compensation income when the restriction lapses, but may have capital gain income or loss upon sale of the shares. QAD will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan Issuances

•
The Employee Stock Purchase Plan is intended to satisfy the requirements of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to QAD, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized by the participant until there is a sale or other disposition of the shares acquired under the plan.

•
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, or within one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the balance of any gain or loss from disposition as short-term or long-term capital gain or loss. QAD will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the ordinary income recognized by the participant.

•
If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired and more than one year after the purchase date, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) the purchase price discount to the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. QAD will not be entitled to any income tax deduction with respect to that sale or disposition.

Stock Appreciation Rights

•
A 2006 Program participant who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution, whether made in stock or in cash, and tax withholding will apply to the appreciation distribution. QAD will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year that the ordinary income is recognized by the participant.

Other Stock Rights

•
Generally, a 2006 Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment if no present transfer occurs, such as in the case of performance shares, restricted stock units or dividend equivalent rights. That income will generally be equal to the fair market value of the granted right or payment and will be subject to tax withholding. QAD will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation
We anticipate that any compensation deemed paid by QAD in connection with the exercise of SARs, incentive stock options and nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will not be subject to the Code Section 162(m) $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of QAD. Accordingly, we believe any compensation deemed paid under the 2006 Program with respect to the exercise of options and SARs and the disposition of shares will remain deductible by QAD without limitation under Code Section 162(m). Income from the grant or vesting of RSUs would be compensation subject to the deduction limitation under Code Section 162(m).

Stockholder Approval
QAD is seeking stockholder approval of this amendment to the 2006 Program in order to increase the number of shares available under the 2006 Program by 3,000,000 shares. The Board believes that it is in the best interest of QAD to have a comprehensive equity incentive program for QAD which will provide a meaningful opportunity for officers, directors, employees, consultants and other independent contractors or agents of QAD or our subsidiaries to acquire a substantial proprietary interest in QAD, thereby encouraging those individuals to remain in QAD’s service and more closely align their interests with those of the stockholders and, at the same time, provide the Company with the flexibility to manage the impact the 2006 Program has on stockholder dilution.
Amendment
The first two sentences of Article 3 of Paragraph 5 of the QAD Inc. 2006 Stock Incentive Program shall be deleted and replaced by the following language:
“The maximum aggregate number of shares of Common Stock subject to the Program is 8,300,000 shares.”
Required Vote
QAD must receive the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting to approve this proposal. If you are present in person or represented by proxy at the meeting and abstain from voting on this proposal, it has the same effect as if you voted “AGAINST” the proposal.
The Board of Directors recommends a vote
FOR the approval of the Amendment to the 2006 Program.
STOCKHOLDER PROPOSALS
Requirements for Stockholder Proposals to be Considered for Inclusion in QAD’s Proxy Materials. If you wish to submit a proposal to be included in our 2010 proxy statement, we must receive it, in a form which complies with the applicable securities laws, on or before January 21, 2010. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any other matter to be properly considered before our 2010 Annual Meeting, such matter must be submitted to us prior to March 12, 2010. In the event next year’s Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the 2009 Annual Meeting, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to the 2010 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2010 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to April 6, 2010, the proxy to be solicited by the Board of Directors for the 2010 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2010 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

Other Business
The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
ELECTION OF DIRECTORS
Nominees for Director
There are seven nominees for election to the Board of Directors at the 2009 Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office for one-year terms.
The Board oversees the business, assets, affairs, performance and financial integrity of the Company. Currently, five of the Board’s seven directors are independent and two are members of management. The name, age, length of service and principal occupation of each director nominee, together with certain biographical information, is set forth below. All nominees have been directors since last year’s annual meeting.

Nominees for Director to		Director
Hold Office Until 2010	Age	Since	Position with the Company	Current Standing Committees
Karl F. Lopker	57	1981	Chief Executive Officer, Director	None
Pamela M. Lopker	54	1981	President, Chairman of the Board	None
Scott J. Adelson	48	2006	Director	None
Terence R. Cunningham	49	2007	Director	Audit, Compensation, Governance
Thomas J. O’Malia	65	2006	Director	Audit (Chairman), Compensation, Governance (Chairman)
Lee D. Roberts	56	2008	Director	Audit, Compensation, Governance
Peter R. van Cuylenburg	61	1997	Director	Audit, Compensation (Chairman), Governance
Information Concerning the Nominees for Election
Karl F. Lopker. Chief Executive Officer of QAD Inc. Mr. Lopker has served as Chief Executive Officer and a Director of the Company since joining QAD in 1981. Previously, he founded Deckers Outdoor Corporation in 1973 and was President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD.
Pamela M. Lopker. Chairman of the Board and President of QAD Inc. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company’s incorporation in 1981. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD.
Scott J. Adelson. Senior Managing Director and Global Co-Head of Investment Banking for Houlihan Lokey Howard & Zukin since 1999. Mr. Adelson, with Houlihan Lokey since 1987, has helped advise hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for CNBC, CNN and various business publications. Mr. Adelson is an active board member of various middle-market businesses as well as several prominent non-profit organizations, such as the USC Entrepreneur Program and the Institute for Shipboard Education.

Terence R. Cunningham. Senior Vice President, Seagate Branded Solutions Division and i365 since March 2009. Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives and storage solutions providing products for a wide-range of applications. In 1984, Mr. Cunningham founded Crystal Decisions which was purchased by Seagate in 1994 and integrated into the company’s software division, which then became Seagate Software. Under Mr. Cunningham’s management, Seagate Software grew into an organization of 40 offices and 2,000 employees, later to become an independent public company. Mr. Cunningham’s accomplishments also include serving as President and COO of Veritas Software in 1999, and founding, building and leading two other successful companies. He served as CEO of InfoGenesis from January 2005 to September 2006 and CEO of Coral8, Inc. from January 2003 to March 2009.
Thomas J. O’Malia. Program Director of the Lloyd Greif Center for Entrepreneurship Studies at the University of Southern California Marshall School of Business since 1995. Prior to serving as Program Director, Mr. O’Malia served on the faculty from 1981 to 1991 and again from 1995 to the present. In 1985, Mr. O’Malia founded and was Chief Executive Officer of ShopTrac Data Collections Systems, Inc., a software provider that supports manufacturers in improving labor productivity and operational efficiency on the shop floor. ShopTrac was sold to Kronos in 1994. Mr. O’Malia wrote and hosted the award winning distance-learning program Introduction to Entrepreneurship: Building the Dream, which is nationally televised on PBS University. He is a frequent corporate lecturer and has written or co-authored several books including The Entrepreneurial Journey and the Banker’s Guide to Financial Statements. In 2007, Mr. O’Malia was named one of the top 12 entrepreneurship professors in the country by Fortune magazine.
Lee D. Roberts. President and CEO of BlueWater Management Consulting since October 2008. Prior to that Mr. Roberts was Vice President and General Manager, Content Management at IBM from October 2006 to September 2008 and Chairman and CEO of FileNet Corporation prior to its acquisition by IBM in 2006. Mr. Roberts joined FileNet in 1997 as President and Chief Operating Officer, was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2002.
Peter R. Van Cuylenburg. Since the beginning of 2000 until the present time, Dr. Van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a Venture Capital Fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation’s DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg’s career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc., and Texas Instruments.
CORPORATE GOVERNANCE AND RELATED MATTERS
Board of Directors
Our Board of Directors currently has seven members elected at the 2008 Annual Meeting and no vacancies. All directors are elected annually for a term of one year that expires at the subsequent Annual Meeting.
Director Independence
Five current directors are non-management directors. Mr. Adelson, Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg are each “independent” directors as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg have each been designated by the Board of Directors as Audit Committee “financial experts”. Dr. van Cuylenburg has been elected by the independent directors as Lead Director.
If stockholders or other interested parties wish to communicate with non-management directors, they should write to QAD Inc., Attention: Corporate Secretary, 100 Innovation Place, Santa Barbara, California 93108. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance” or by email to directors@qad.com.
Availability of Corporate Governance Information
For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., Attention: Investor Relations, 100 Innovation Place, Santa Barbara CA 93108 or email to investor@qad.com.

Board of Directors Meetings
Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, Chief Executive Officer and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2009, the Board of Directors held four regularly scheduled meetings and one additional meeting and acted by unanimous written consent on four occasions. All current directors attended over 75% of the meetings of the Board of Directors and of the committees of which each director was a member during fiscal year 2009. It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders unless extraordinary circumstances prevent a director’s attendance. All directors were in attendance at the 2008 Annual Meeting.
Standing Committee Meetings
The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. There are currently three standing committees: Audit, Compensation and Governance.
Standing Committee Membership (* Indicates Chair)

Audit Committee	Compensation Committee	Governance Committee
Terence R. Cunningham	Terence R. Cunningham	Terence R. Cunningham
Thomas J. O’Malia*	Thomas J. O’Malia	Thomas J. O’Malia*
Lee D. Roberts	Lee D. Roberts	Lee D. Roberts
Peter R. van Cuylenburg	Peter R. van Cuylenburg*	Peter R. van Cuylenburg
The functions performed by these committees are summarized below. The complete text of the charters for both the Compensation Committee and the Audit Committee can be found on our Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
Audit Committee
The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company’s independent auditor and oversees the activities of the Company’s internal audit function and compliance function. The current Audit Committee members are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg.
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter.
The Audit Committee met five times during fiscal year 2009, including meetings to review and discuss each quarterly earnings release prior to its announcement. The Audit Committee also met separately upon occasion with the Company’s independent registered public accounting firm and other members of management.
Audit Committee Independence and Financial Literacy
All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee and that Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg qualify as “audit committee financial experts” as that term is defined in the requirements of the Sarbanes-Oxley Act and that they meet the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee
The Compensation Committee is comprised of up to four members of the Board of Directors. The current Compensation Committee members are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg, each of whom is “independent” as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards. At the beginning of the last fiscal year, Mr. Lopker was a member of the Compensation Committee. At a Board meeting held in April 2008, Mr. Lopker resigned from the Compensation Committee and Mr. Roberts was appointed to the Compensation Committee.
The primary responsibilities of the Compensation Committee are to: (a) review and approve the annual goals and objectives of the President and the Chief Executive Officer and evaluate their performance against those goals and objectives, (b) approve the compensation of the President and the Chief Executive Officer; (c) oversee the performance evaluation of the Company’s other executive officers and approve their compensation; (d) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs; (e) oversee the Company’s administration of its equity-based compensation and other benefit plans; and (f) approve grants of equity compensation awards under the Company’s stock program. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter which is available on our Internet site at www.qad.com, under “Investor Relations — Corporate Governance.” The Compensation Committee met four times during fiscal year 2009.
Compensation Committee Interlocks and Insider Participation in Insider Decisions
Mr. Lopker is the Chief Executive Officer of QAD and is married to Ms. Lopker, Chairman of the Board and President. In April 2008, Mr. Lopker resigned from the Compensation Committee. During his tenure on the Compensation Committee, he recused himself from all matters involving QAD’s Chairman of the Board and President and the Chief Executive Officer. He did not participate in approving grants or awards under the QAD Inc. 2006 Stock Incentive Program to persons who are subject to Section 16 of the Exchange Act. During fiscal year 2009, a subcommittee of the Compensation Committee of non-employee members of the Compensation Committee administered and made all ongoing determinations concerning matters relevant to grants or awards under the stock incentive program to persons who were subject to Section 16 of the Exchange Act. None of QAD’s executive officers currently serves as a director or member of the compensation committee of another entity, or of any other committee of the Board of Directors of another entity performing similar functions, where any of our directors are employed as executive officers.
Governance Committee
The Board believes that QAD has consistently engaged in good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote stockholder value. This review resulted in the formation of a Governance Committee in April 2008. The members of the Committee are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg.
The Governance Committee is responsible for the administration of the Company’s Code of Business Conduct, continuing Board education, annual evaluations of the Board and its committees, and the annual review of the Company’s compliance with NASDAQ governance standards of the NASDAQ Stock Market.
QAD’s Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of QAD’s key business strategies, people development programs emphasizing “pay for performance” and the highest business standards. QAD’s Board has been at the center of these key strategies, helping to design and implement them and seeing that they guide the Company’s operations.
Executive Sessions/Lead Director
The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on 5 occasions during fiscal year 2009. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chairman and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chairman, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; to call meetings of the independent directors as appropriate; and to be available, as appropriate, for consultation and direct communications with stockholders. Dr. van Cuylenburg is serving as the independent lead director.

Nominating Committee and Nominating Procedures
The Board does not have a formal nominating committee. QAD is a “controlled company” as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see “Exemptions for a Controlled Company Election” on page 4 of this proxy statement. The Board has determined that director nominees be recommended for the Board’s selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company’s Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement were nominated unanimously by the full Board.
When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee’s personal and professional integrity, experience in corporate management, time available for service, experience in the Company’s industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. After the potential nominees are evaluated, the committee nominating directors makes recommendations regarding nominations to the Board. The committee may retain, at the Company’s expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.
The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria for nominees initially proposed by the Board members. To recommend directors for election to the Board, recommendations must be submitted in writing to the address set forth below. In addition, to nominate directors for election to the Board at next year’s Annual Meeting, nominations must comply with Section 2.7 of our bylaws and must also be submitted in writing to the following address:
QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary
Charters for Board Committees
Each of the Audit Committee and the Compensation Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Charter of the Audit Committee reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC. Copies of the committee charters are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
Code of Business Conduct and Code of Ethics
The Board sponsors the Company’s Code of Business Conduct which was first issued in 1998 and which promotes the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Company’s directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also adopted a “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” in order to satisfy the SEC’s requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company’s Internet site at www.qad.com, under “Investor Relations — Corporate Governance.”
DIRECTOR COMPENSATION
Director Compensation Overview
Our directors play a critical role in guiding QAD’s strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload and opportunity costs. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Compensation for Non-Employee Directors
Cash Retainer and Meeting Fees
For fiscal year 2009, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.

Annual Board Member Retainer	$40,000
Lead Director Supplemental Retainer	$10,000
Annual Committee Member Retainer:
Audit Committee	$10,000
Compensation Committee	$5,000
Annual Committee Chair Retainer:
Audit Committee	$15,000
Compensation Committee	$10,000
Fee per Board Meeting (in excess of 8 per fiscal year)	$1,500
Fee per Committee Meeting:
Audit Committee (in excess of 8 per fiscal year)	$1,500
Compensation Committee (in excess of 8 per fiscal year)	$1,500
The Board of Directors has determined that no additional compensation is due for attendance at meetings of the Governance Committee provided each meeting is held the same day as a meeting of the Board or the Audit Committee. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such committees. For fiscal year 2009, additional fees earned by non-employee directors relating to special ad hoc committee services ranged from $34,000 to $37,000. All annual retainers are paid in equal quarterly installments at the beginning of each fiscal quarter. Directors are also reimbursed for direct expenses relating to their activities as members of the Board of Directors.
Equity Compensation
The Board of Directors has approved a compensation plan for the non-employee Board members that provides for the following equity compensation:
•
For each existing Board member, an annual grant of restricted stock units (“RSUs”) of 8,000 shares subject to annual vesting in equal amounts over a period of four years with a grant date of the date of the annual stockholder meeting; and

•
For each new Board member, a grant of 12,000 RSUs subject to annual vesting in equal amounts over a period of four years with a vesting date as of the date of the RSU grant or as otherwise determined by the Board at the time the new Board member is appointed.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2009.
Non-Employee Director Compensation for Fiscal Year 2009

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned or		Option/	Non-Equity	Deferred
	Paid in	Stock	SAR	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(2)	($)	($)	($)	($)
Scott J. Adelson	77,000	24,404	41,202	—	—	—	142,606
Terence R. Cunningham	90,500	30,647	—	—	—	—	121,147
Thomas J. O’Malia	97,000	24,404	38,555	—	—	—	159,959
Lee D. Roberts	85,250	29,443	—	—	—	—	114,693
Peter R. van Cuylenburg	107,000	24,404	30,767	—	—	—	162,171

(1)	Includes fees earned in fiscal year 2009, but paid in fiscal years 2009 and 2010.

(2)	Amount reflects the expense recognized in our fiscal year 2009 financial statements in accordance with SFAS 123R related to RSUs, options and SARs granted to members of the Board.

STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION
Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners
The following table shows the number of shares of QAD common stock beneficially owned on April 16, 2009 by each executive named in the Summary Compensation Table on page 31, each non-employee director and any person known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 16, 2009, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner’s name.
Pamela M. Lopker and Karl F. Lopker hold the following: 17,323,601 shares held jointly in the Lopker Living Trust, 590,855 shares held in trust for their children, 12,405 shares held in the Lopker Family 1997 Charitable Remainder Trust of which Pamela M. Lopker and Karl F. Lopker act as joint trustees, and 160,571 shares (to which Pamela M. Lopker and Karl F. Lopker disclaim beneficial ownership) held by the Lopker Family Foundation. Pamela M. Lopker and Karl F. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 10,000 shares in an IRA account. Mr. Lopker holds 35,495 shares in his name only and Ms. Lopker holds 25,000 shares in her name only. The business address for Pamela M. Lopker and Karl F. Lopker is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108.

		Options/SARs/RSUs	Beneficially	Percentage
		Vesting	Owned	of
Beneficial Owner	Shares Owned	Within 60 Days	Shares	Outstanding
Pamela M. and Karl F. Lopker	18,157,927	725,000	18,882,927	59.99%
Scott J. Adelson	3,000	32,000	35,000	0.11%
Terence R. Cunningham	3,000	—	3,000	0.01%
Thomas J. O’Malia	5,000	22,000	27,000	0.09%
Lee D. Roberts	3,000	—	3,000	0.01%
Peter R. van Cuylenburg	9,500	77,000	86,500	0.28%
Daniel Lender	5,783	—	5,783	0.02%
Kara Bellamy	1,607	22,500	24,107	0.08%
Roland B. Desilets	10,790	—	10,790	0.04%
All Executive Officers and Directors as a Group	18,199,607	878,500	19,078,107	60.31%
Equity Compensation Plan Information
Information as of January 31, 2009 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

	(a)		(b)		(c)
Number of Securities
Remaining Available
	Number of Securities				for Future Issuance
	to be Issued		Weighted-Average		Under Equity
	Upon Exercise of		Exercise Price of		Compensation Plans
	Outstanding Options,		Outstanding Options,		(excluding securities
Plan Category	Warrants and Rights		Warrants and Rights		reflected in column (a)
Equity compensation plans approved by stockholders	6,714,210	(1)	$7.99	(2)	1,087,399
Equity compensation plans not approved by stockholders	—		—		—

Total	6,714,210		$7.99		1,087,399

(1)	Includes 5,967,260 shares issuable upon the exercise of outstanding stock options or shares subject to SARs and 746,950 shares issuable upon vesting of outstanding RSUs.

(2)	The weighted-average exercise price does not include outstanding RSUs.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	Chief Financial Officer
Kara Bellamy	Chief Accounting Officer
Roland B. Desilets	Former Executive Vice President and General Counsel
For fiscal year 2009, Mr. Desilets held the position of General Counsel and was a Named Executive for that year. Mr. Desilets’ employment with the Company terminated on January 29, 2009.
The Board of Directors has established a Compensation Committee of four independent directors to assist in the oversight and governance of compensation for the Named Executives. The executive compensation program for the Named Executives consists of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards (“Equity Awards”). The Compensation Committee intends that financial compensation awarded to the Named Executives be commensurate with the overall market range for each Named Executive’s position and maintain internal consistency among the Named Executives and QAD’s overall compensation practices.
In fiscal year 2010, the Compensation Committee has responded to the current economic environment by making the portion of each Named Executive’s Cash Bonus that is based on individual performance goals weighted by the achievement of QAD’s financial goals. In prior years, Named Executives received part of their Cash Bonus based on Company performance and part based on their individual performance. For fiscal year 2010, Named Executives continue to receive part of their Cash Bonus based on Company performance. However, the part of their Cash Bonus based on their individual performance is now multiplied by the percentage achievement of the Company’s performance against target. Therefore, if QAD performs below target, the individual performance part of the Named Executives’ Cash Bonus is correspondingly reduced.
Executive Compensation Objectives and Philosophy
The compensation objectives for QAD’s Named Executives are to:
•	attract and retain highly talented and productive executives;
•	align the interests of the Named Executives with the interests of the stockholders;
•	provide incentives for the Named Executives to achieve strategic and financial goals; and
•	reward the Named Executives for performance that enhances stockholder value.
When making compensation decisions, the Compensation Committee considers the elements of Base Salary, Cash Bonus and Equity Awards collectively in order to determine the total compensation for each Named Executive. However, QAD’s commitment to pay for performance places particular emphasis on the achievement of the Company’s annual operating results. This means that, although total compensation is considered when making compensation decisions, QAD relies on the Cash Bonus to ensure a strong connection between Named Executive compensation and the Company’s annual operating results by linking this element of the pay of Named Executives to achieving Company performance targets.

Compensation of the CEO and President
QAD is a “controlled company” by virtue of the fact that a majority interest in the stock of the Company is controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO and the husband of Ms. Lopker. Together, they have been the leaders of QAD throughout its growth from a private company to the public multinational enterprise that QAD is today. They remain the majority stockholders and continue to provide active leadership in the strategic direction and day to day operations of the Company. The Compensation Committee has determined that due to the inseparable Company roles they have played, and continue to play, they will be compensated equally. Further, as a result of their majority ownership, the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity than cash. Thus, when determining Mr. Lopker’s and Ms. Lopker’s mix of compensation, the Compensation Committee puts a greater emphasis on equity compared to the other Named Executives. The Compensation Committee also believes that this focus on equity more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders.
Mr. Lopker and Ms. Lopker each receives a Base Salary, as described below under “Elements of the Executive Compensation Program”, and a Cash Bonus incentive. Their Cash Bonus opportunity is equal to 100% of Base Salary. For fiscal year 2009, 70% of their Cash Bonus opportunity was based on QAD financial performance as follows: 40% was based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year; 40% was based on contribution margin relative to the plan for the fiscal year; and the remaining 20% was based on results related to the Company’s goals for days sales outstanding (“DSO”). Twenty-one percent of Cash Bonus payout for financial performance is made each quarter related to quarterly results and 16% is made on an annual basis related to annual performance. Additional detail regarding the elements of QAD financial performance incorporated into the Cash Bonus can be found under “Elements of the Executive Compensation Program.” For fiscal year 2009, 30% of their Cash Bonus opportunity was based on individual performance against the Company’s strategic plan and is described in more detail under “Elements of the Executive Compensation Program.”
The Compensation Committee sets compensation for the Mr. Lopker and Ms. Lopker so the individual components as well as the overall compensation package for them are within with the market range for their positions and internally consistent with the overall compensation packages of the other Named Executives relative to their positions in the Company.
Compensation of Other Named Executives
Cash compensation for Named Executives, other than the CEO and the President, includes a Base Salary as described below under “Elements of the Executive Compensation Program” and a Cash Bonus which is intended to ensure a strong connection between the Named Executive’s compensation and annual operating results. Mr. Lender has a Cash Bonus opportunity at target equal to 57% of his Base Salary, Ms. Bellamy has a Cash Bonus opportunity at target equal to 35% of her Base Salary and Mr. Desilets had a Cash Bonus opportunity at target equal to 50% of his Base Salary. For fiscal year 2009, 67% to 70% of the Cash Bonus opportunity of the other Named Executives was based on QAD financial performance. Of the opportunity based on QAD financial performance, 40% was based on actual revenue relative to the planned revenue (non-GAAP) for the fiscal year, 40% was based on contribution margin relative to the plan for the fiscal year, and the remaining 20% was based on results related to the Company’s goals for DSO. 21% of the target Cash Bonus payout for financial performance was made each quarter related to quarterly results and 16% was made on an annual basis related to annual performance. Additional detail regarding the elements of QAD financial performance incorporated into the Cash Bonus can be found under “Elements of the Executive Compensation Program”.
For fiscal year 2009, 30% to 33% of the Cash Bonus of the other Named Executives was based on individual performance against the Company’s strategic plan in the individual Named Executive’s area of responsibility. The Cash Bonus related to individual performance is determined by the Compensation Committee’s exercise of discretion and may be supplemented by additional matters addressed by a Named Executive that were not part of the strategic plan.
Equity Awards are used as long-term incentives for the other Named Executives. These Equity Awards are intended to provide a large part of the compensation of each Named Executive so as to align the interests of the Named Executives with QAD’s strategic goals. Equity Awards are granted in the form of RSUs and SARs. Additional detail regarding Equity Awards can be found under “Elements of the Executive Compensation Program.”
Mix of Base Salary, Cash Bonus and Equity Compensation
The mix of the components of compensation are initially based on market competitive data. Our general philosophy is to manage compensation so that a greater amount of potential compensation is directly related to the performance of the Company. Company performance is made up of several elements, including the performance of Company in areas subject to the responsibility of the individual Named Executives, the performance of the Company for the year and the performance of the Company over the long term.

The Compensation Committee reviews survey data and the compensation practices of the Compensation Peer Group rather than adhering to strict formulas to determine the mix of compensation elements. Because the Company wants the Named Executives to focus on achieving superior annual and long-term performance, their compensation mix is structured so that a substantial part of their potential compensation, including Cash Bonus and Equity Awards, is contingent on achieving or surpassing QAD’s financial goals and achieving superior returns for our stockholders.
When making compensation decisions, the Compensation Committee considers each element — Base Salary, Cash Bonus and Equity Awards — individually to determine that each is in the range of similar compensation in the Compensation Peer Group and considers all of the elements collectively in order to determine that the total compensation for each Named Executive is also in the range. For Named Executives we rely heavily on the Cash Bonus to ensure a strong connection between compensation and annual operating results. We set aggressive Company performance goals and, for all Named Executives, the larger portion of their Cash Bonus is based on Company operating results rather than individual performance goals. Individual performance goals are considered, with this portion of the Cash Bonus based on the individual’s area of responsibility and his or her contribution to the priorities set out in QAD’s strategic plan. Equity-based, long-term incentives are considered following review of data from surveys and peer companies. Base Salary is reviewed as part of the compensation mix taking as a guide the range established by research data for like jobs. These individual elements are reviewed and may be modified to achieve a total compensation target.
The Compensation Committee has determined that in the special situation of Mr. Lopker and Ms. Lopker they will be compensated with a greater emphasis on equity as a portion of their at-risk compensation compared to our other Named Executives. Given their willingness to be compensated with more equity than cash versus other Named Executives, the Compensation Committee views this as a positive factor because it further aligns their interests with the interests of other stockholders.
Although the Compensation Committee reviews survey data and the compensation practices of the Compensation Peer Group, the Compensation Committee does not adhere to strict formulas to determine the mix of compensation elements. The Compensation Committee uses its discretion to determine the compensation mix and also considers elements such as the Named Executives’ experience and responsibilities as well as performance.
Compensation Process
The Compensation Committee evaluates each Named Executive annually, after the Company’s earnings release for the prior fiscal year, to determine if any adjustments to Base Salary, changes to the Cash Bonus program or the grant of any Equity Awards are warranted. At that time, the Compensation Committee also determines if goals were attained and the amount of each Named Executive’s Cash Bonus. The Compensation Committee recognizes that the CEO has direct knowledge of the performance of the other Named Executives and has therefore requested that the CEO review the performance of the other Named Executives, other than the President, and consult with the Compensation Committee regarding his views on their performance.
The Compensation Committee established fiscal year 2009 Named Executive compensation targets based on the Company’s annual operating plan. Named Executive compensation packages took into account the following factors:
•	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during the previous fiscal year by the Named Executive;
•	Pay history and existing equity interest for each Named Executive;
•	Relative compensation among the Named Executives and other senior roles within the Company;
•	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive; and
•	Competitive market analysis, recommendations provided by compensation consultants and peer group data.
Compensation Peer Groups
During fiscal year 2009, the Compensation Committee used comprehensive published survey data from Mercer LLC, AON Corporation and Equilar, Inc. to determine market competitive pay levels for the Named Executives. An analysis of market practices was conducted based on this survey data and on the compensation practices of publicly-traded companies comparable to QAD (“Compensation Peer Group”). Each element of the compensation mix, as well as the total direct compensation provided to the Named Executives, was compared against market data. Although the Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group, it does not adhere to strict survey or peer-based formulas to determine the amount of compensation or the mix of compensation elements. The Compensation Committee does verify that the compensation of the Named Executives is within the range of compensation in the Compensation Peer Group.

The Compensation Peer Group consists of companies that the Compensation Committee believes compete against the Company in the market for executive talent or have characteristics that make them suitable for comparison with the Company. The Compensation Committee reviews points of similarity between the Company and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, or growth expectations, to determine the appropriate compensation range for the Named Executives. The Compensation Peer Group consists of the following companies:

Ariba Inc.	Hyperion Solutions Corp.	Quest Software Inc.
BMC Software	Informatica Corp.	Redback Networks Inc.
Borland Software	Internet Security Systems Inc.	Salesforce.com Inc.
CA, Inc.	Juniper Networks Inc.	Serena Software Inc.
Checkpoint Systems Inc.	Macromedia Inc.	SonicWall Inc.
Citrix Systems, Inc.	Macrovision Corp.	SPSS Inc.
Compuware Corp.	McAfee, Inc.	Sybase Inc.
Epicor Software	Network Appliance Inc.	Symantec Corp.
Extreme Networks Inc.	Openwave Systems Inc.	THQ Inc.
F5 Networks Inc.	Packeteer Inc.	Tibco Software Inc.
Foundry Networks Inc.	Progress Software Corp.	Wind River Systems Inc.
The precise Compensation Peer Group used for a given Named Executive may vary, as incumbent data may not be available with respect to each position. We use data included in proxy statements for companies in the Compensation Peer Group as a general benchmark to validate the results of more comprehensive published survey data from Mercer LLC, AON Corporation and Equilar, Inc. relative to the overall software industry and our selected Compensation Peer Group data. In setting ranges for the various elements of compensation, we exclude data points from companies in the Compensation Peer Group that vary significantly from the Compensation Peer Group data as a whole.
Elements of the Executive Compensation Program
As mentioned above, the compensation packages provided to the Named Executives for fiscal year 2009 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participate in QAD’s benefits program and receive change in control and termination benefits commensurate with market practices.
Base Salary
We strive to be market competitive and set Base Salary at a level that is appropriate for each Named Executive’s role, experience and level of performance. The Chief People Officer and the CEO evaluate the salary range for each Named Executive, with the exception of the CEO and President, based on an internal assessment of the scope and responsibility of his or her position. The range is based on similar jobs identified in a combination of Compensation Peer Group data and market surveys. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. The Compensation Committee then sets each such Named Executive’s Base Salary for the year within the range for his or her position. In general, a Named Executive with less experience in a position is paid lower in the range than a Named Executive who has been in a role for many years and has highly developed skills and performance history.
Cash Bonus
The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executives. The Cash Bonus component is designed to encourage our Named Executives to significantly contribute to meeting the Company’s financial targets and to perform at a high level in their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for each Named Executive, with the exception of the CEO and the President, based on internal assessment of the scope and responsibility of each of their positions. The range for the Cash Bonus is based on similar jobs identified in a combination of Compensation Peer Group data and market surveys. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year within the range for his or her position. In general, the Cash Bonus component of a Named Executive with less experience in a position is a lower dollar target than that of a Named Executive who has been in a role for many years and has highly developed skills and performance history. The Cash Bonus opportunity is more heavily weighted in favor of the achievement of QAD’s financial targets over individual performance in order to align and reward the Named Executives for their contribution to achieving the Company’s financial targets. For fiscal year 2009, 67% to 70% of each Named Executive’s Cash Bonus opportunity was based on Company financial results, while 30% to 33% was based on individual performance.

Cash Bonus payments for achievement of the Company’s financial goals are based on quarterly and annual non-GAAP targets set in the Operating Plan for revenue growth over the prior year (40% of the target payment), contribution margin (40% of the target payment), and DSO targets (20% of the target payment). The financial goals are set based on Company goals, taking into consideration current market conditions. These goals are aggressive, but achievable. As an example, in fiscal year 2009, the Company achieved 39.7% of the financial portion of the Cash Bonus.
Revenue Component
•	The fiscal year 2009 quarterly and annual revenue growth target was based on industry studies supported by general market expectations, measured on a non-GAAP basis.
•	90% of the target must be achieved to reach a minimum payout of 50% of the revenue component of the Cash Bonus.
•	If 100% of the target is achieved, payout is 100%.
•	The maximum payout of 300% is made if achievement is 130% of target.
Contribution Component
•	The fiscal year 2009 quarterly and annual contribution target was based on an improvement over achievement in the prior year, measured on a non-GAAP basis.
•	60% of the target must be achieved to reach a minimum payout of 50% of the contribution component of the Cash Bonus.
•	If 100% of the target is achieved, payout is 100%.
•	The maximum payout of 300% is made if achievement is 160% of target.
DSO Component
•	The fiscal year 2009 quarterly DSO target was based on historical targets and Company practices, adjusted for seasonality, with no annual component.
•	If achievement in number of days is no greater than 130% of target, a minimum payment of 50% is made.
•	If 100% of the target is achieved, payout is 100% of the DSO component of the Cash Bonus.
•	The maximum payout of 300% is made if achievement in number of days is 65% of target or less.
In all cases, payouts are prorated for performance between the minimum and the target and between the target and the maximum.
The major differences between non-GAAP revenue and GAAP revenue are that:
•	Non-GAAP revenue does not include travel rebill.
•	Non-GAAP revenue includes certain timing differences from GAAP revenue.
•	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas GAAP includes these amounts as expenses.
The major differences between non-GAAP contribution and pre-tax GAAP income are that:
•	Non-GAAP contribution does not include expenses related to equity awards.
•	Non-GAAP contribution includes certain timing differences from GAAP revenue.
•	Non-GAAP contribution does not include bad debt expense.
•	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.
QAD believes that disclosure of specific targets would provide our competitors with information about certain elements of our strategic plan that could negatively impact our competitiveness in the marketplace and limit our ability to achieve the Company’s financial objectives. We also believe that such disclosure would provide our competitors with confidential information about our compensation programs that may enable them to effectively recruit certain key executives.

For fiscal year 2009, the overall achievement of the Company on its financial targets was 39.7%. As a result, the Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follow:

			Amount
	Amount		Approved by
	Payable		Compensation
Name	Under Plan		Committee
Karl F. Lopker	$210,000		$83,370
Pamela M. Lopker	$210,000		$83,370
Daniel Lender	$111,952	(1)	$44,445	(1)
Kara Bellamy	$43,382		$17,223
Roland B. Desilets	$87,500		$34,738

(1)
Reflects quarterly and annual incentive payments during the periods of Mr. Lender’s employment from February 1, 2008 to September 12, 2008 and from October 20, 2008 to January 31, 2009. The amount payable under the plan had Mr. Lender participated for the entire year would have been $140,000.

Cash Bonus payments for achievement of individual performance goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan. After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on the strategic goals for their areas of responsibility as well as material accomplishments during the year that were not identified at the time strategic goals were set.
Mr. Lopker’s and Ms. Lopker’s individual goals related to leadership, development and retention of the executive team, acquisitions and the expansion of market offerings, and certain strategic priorities related to vertical market penetration and stockholder value. Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Mr. Lopker and Ms. Lopker and recommended a payment of 75% of their Cash Bonus targets related to individual performance.
Mr. Lender’s individual goals related to supporting acquisitions, upgrading internal software, refining internal reporting used for business analysis, adjusting facilities to correspond more closely with business requirements and upgrading finance operations. Mr. Lopker conducted a review of the accomplishments of Mr. Lender against his goals and recommended a payment of 125% of Mr. Lender’s Cash Bonus target related to individual performance, which was approved by the Compensation Committee.
Ms. Bellamy’s individual goals related to upgrading financial systems, supporting the implementation of internal software, enhancing accounting processes and refining internal reporting processes. Mr. Lender conducted a review of the accomplishments of Ms. Bellamy against her goals and recommended a payment of 120% of her Cash Bonus target related to individual performance, which was approved by the Compensation Committee.
Mr. Desilets’ individual goals related to development of the legal department and succession planning. His employment terminated near the end of fiscal year 2009. In connection with his departure, Mr. Lopker reviewed Mr. Desilets’ accomplishments with the Compensation Committee. The Compensation Committee recommended a payment of 100% of Mr. Desilets’ Cash Bonus related to individual performance.
For fiscal year 2009, the amounts approved by the Compensation Committee as Cash Bonus payments for achievement of individual performance goals are as follow:

	Target Amount Payable		Amount Approved by
Name	Under Plan at 100%		Compensation Committee
Karl F. Lopker	$90,000		$67,500
Pamela M. Lopker	$90,000		$67,500
Daniel Lender	$16,800	(1)	$21,000	(1)
Kara Bellamy	$21,368		$25,641
Roland B. Desilets	$37,500		$37,500

(1)
Mr. Lender forfeited the individual bonus portion of the cash bonus when he departed from the Company on September 12, 2008. The amount payable under the plan at 100% and amount approved by the Compensation Committee are pro-rated for the period October 20, 2008 through January 31, 2009. The amount payable under the plan at 100% for the full year would have been $60,000.

Discretionary Bonus
As part of his re-hire, Mr. Lender received a $50,000 sign-on bonus as an additional incentive to rejoin the Company. No other Named Executive received a discretionary bonus in fiscal year 2009.
Equity Awards
The objective of granting equity is to provide long-term incentives for Named Executives to make strategic decisions and manage Company resources with a view to increasing stockholder value through accomplishing QAD’s strategic goals, leading to an increase in QAD’s stock price. These equity grants also further our retention objectives by requiring Named Executives to remain with our Company over the vesting period of the Equity Award in order to fully benefit from it. Competitive market data from the Compensation Peer Group for similar positions is reviewed to determine the appropriate Equity Award range for each Named Executive based on his or her position. The grant is then calculated within the range by analyzing factors unique to each Named Executive, including internal equity, past Equity Awards, unexercised Equity Awards, experience in his or her position, accomplishment of strategic goals, and performance within his or her position over time. The size of Equity Awards in any one year is not directly related to the Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with the Company’s strategic goals.
Equity Awards to Named Executives consist primarily of RSUs, together with SARs in certain cases. It is our current practice to issue RSUs with a four-year vesting period. Upon vesting, each RSU is converted into one share of Company stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. SARs are granted with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock. We have not implemented equity ownership guidelines for our Named Executives, however, we periodically review best practices and re-evaluate our position with respect to equity ownership guidelines.
As previously discussed, Mr. Lopker and Ms. Lopker receive Equity Awards with a potential value equal to a greater portion of their overall compensation than other Named Executives due to the greater emphasis on equity in their compensation mix as compared to the other Named Executives.
Mr. Lender resigned from the Company effective September 12, 2008 at which time his unvested Equity Awards and his vested, but unexercised, Equity Awards expired. At a later date, and after Mr. Lender had taken up a new position at another company, Mr. Lender and QAD began discussing his potential return to QAD. As part of the negotiations for Mr. Lender’s return to QAD, a comprehensive review of equity award data was undertaken. Upon his return, Mr. Lender was awarded equity consistent with the hire of a replacement Chief Financial Officer.
Ms. Bellamy holds a less senior position within the Company than the other Named Executives which results in a lower Equity Award. Ms. Bellamy received an Equity Award at the end of fiscal year 2008 as a result of a promotion, which resulted in her not receiving an Equity Award in fiscal year 2009.
Mr. Desilets’ employment with the Company terminated during fiscal year 2009. As a result, while he received an Equity Award in line with his position and market data during fiscal year 2009, it expired at the time of his termination.
Because of the importance we place on Equity Awards as an element of compensation and a retention tool, we have included our Named Executives who are not on the Company’s Board of Directors in the Exchange Program which is being submitted to our stockholders for approval pursuant to this proxy statement. The participation by these non-director Named Executives will provide equity-based incentives that properly align the Named Executives’ interests with those of stockholders and motivate the Named Executives to remain with the Company during their vesting period in order to fully benefit from the New SARs. Subject to stockholders approval of the Exchange Program, Mr. Lender and Ms. Bellamy will be eligible to exchange existing stock options and SARs for New SARs subject to the same Exchange Program terms as these of other employees. Mr. Lopker and Ms. Lopker, who are directors, will not be eligible to participate in the Exchange Program.

Broad-Based Employee Benefits Programs
The Named Executives are covered by the Company’s employee benefit programs for all employees, which include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid vacation time and Company contributions to a 401(k) profit-sharing retirement plan. Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.
Change in Control Agreements and Executive Termination Policy
The Compensation Committee believes that change in control (“CIC”) agreements providing acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of the Company’s stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements are provided only to the most senior QAD executives and include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive.
Each of Mr. Lopker, Ms. Lopker and Mr. Lender has a CIC agreement with the Company that has been approved by the Compensation Committee. Ms. Lopker and Mr. Lender entered into CIC agreements during fiscal year 2009 reflecting current policy. Mr. Lopker’s CIC agreement, also entered into during fiscal year 2009, reflected certain terms carried over from his pre-existing CIC agreement.
Mr. Desilets had a CIC agreement prior to the termination of his employment. Ms. Bellamy does not have a CIC agreement due to her level within the Company. All CIC agreements for Named Executives are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage.
CIC agreements for the Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for the Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon being triggered, the CIC agreements provide for the following:
•
A lump sum payment equal to 24 or 18, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

•
A lump sum payment equal to 2 or 1.5, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

•	Immediate vesting of any unvested equity compensation;
•
Cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, 401(k) matching payments for a period of 24 or 18, as applicable, months following termination plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24 or 18, as applicable, additional months of service for vesting purposes under the Company’s 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

			Vesting of	Cash for
	Months of		Equity	Months of
Name	Base Pay	x Bonus	Awards	Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18
Roland B. Desilets (1)	24	2.0	Yes	24

(1)	Mr. Desilets’ CIC agreement ended upon his termination of employment with the Company on January 29, 2009.
For reasons similar to those for adopting CIC agreements, the Company has adopted an executive termination policy under which certain senior executives with at least six months of service are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Lopker, Ms. Lopker and Mr. Desilets are eligible for this plan. As part of his return to QAD, Mr. Lender negotiated an arrangement to receive twelve (12) months base salary upon termination without cause. Ms. Bellamy is not eligible for compensation upon an involuntary termination of employment without cause due to her level within the Company.
Administrative Policies and Practices
In administering the compensation programs of the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.
The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to meetings as well as certain employees, including the CEO, the President and the Chief Financial Officer.
Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).
The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management for contributions that cannot properly be recognized under a predetermined quantitative plan. Therefore, any compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in excess of such limitation in fiscal year 2009.
The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2009, for filing with the SEC.

Submitted by:	Peter van Cuylenburg, Chairman Terence R. Cunningham Thomas J. O’Malia Lee D. Roberts
The Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference to such filing.

Summary Compensation Table for Fiscal Year 2009
The following table shows the fiscal year 2009 compensation of the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, including the former Executive Vice President, General Counsel and Secretary who separated from QAD on January 29, 2009:

								Change in
								Pension Value
								and
							Non-Equity	Nonqualified
						Option/	Incentive	Deferred
					Stock	SAR	Plan	Compensation	All Other
	Fiscal	Salary		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(3)	($)(4)	($)(5)	($)(6)	($)	($)(7)	($)
Karl F. Lopker	2009	300,000		—	302,516	405,233	150,870	—	6,900	1,165,519
Chief Executive Officer	2008	300,000		—	134,567	648,769	224,596	—	6,750	1,314,682
	2007	300,000		—	—	537,111	247,945	—	6,600	1,091,656

Pamela M. Lopker	2009	300,000		—	302,516	405,233	150,870	—	6,900	1,165,519
Chairman of the Board	2008	300,000		—	134,567	648,769	224,596	—	6,750	1,314,682
and President	2007	300,000		—	—	537,111	247,945	—	6,600	1,091,656

Daniel Lender	2009	300,024	(1)	50,000	82,769	72,273	65,445	—	50,447	620,958
Executive Vice President and	2008	323,000		—	49,887	211,208	145,124	—	6,822	736,041
Chief Financial Officer	2007	291,042		—	—	301,109	137,080	—	6,648	735,879

Kara Bellamy	2009	169,096	(2)	—	18,318	34,338	42,864	—	4,819	269,435
Sr. Vice President, Corporate	2008	160,753		—	411	32,754	43,064	—	6,099	243,081
Controller & Chief Accounting Officer	2007	133,753		5,000	—	12,772	33,306	—	4,585	189,416

Roland B. Desilets (8)	2009	259,615		—	14,435	67,616	72,238	—	37,641	451,545
Executive Vice President,	2008	250,000		—	27,715	86,402	106,700	—	6,798	477,615
General Counsel and Secretary	2007	231,000		21,373	—	79,697	98,952	—	2,014	433,036

(1)	Amount reflects wages earned. Mr. Lender’s annual salary is $350,000.

(2)	Amount reflects wages earned. Ms. Bellamy’s annual salary is $185,000.

(3)	Discretionary bonus.

(4)
The amount in this column reflects the expense recognized in our fiscal year 2009 financial statements in accordance with SFAS 123R related to RSUs. The fair value of RSUs is based on the closing price of the Company’s stock on the date of grant adjusted to reflect that no dividends are paid on RSUs during the vesting period.

(5)
The amount in this column reflects the expense recognized in our fiscal year 2009 financial statements in accordance with SFAS 123R related to options and SARs. The fair value of each option and SAR grant is estimated using the Black-Scholes pricing model to determine grant date fair value, as prescribed under SFAS 123R.

(6)	Non-discretionary bonus.

(7)	All Other Compensation includes employer matching contributions under the 401(k) Plan and payments related to paid time off earned.

(8)
Compensation paid to Mr. Desilets does not include termination payments. Although termination payments have not been made, pursuant to Company policy related to the termination of Named Executives, the Company expects that termination payments will be made when the Company receives a signed release agreement from Mr. Desilets.

QAD Equity Awards are non-transferable. The actual value of options and SARs that an employee may realize, if any, depends on the excess of the market price on the date of exercise over the exercise price. There is no assurance that the value realized by a Named Executive will be at or near the value estimated by the Black-Scholes pricing model. The assumption for stock price volatility is based on the variance of daily closing prices of QAD common stock. The risk-free rate of return used equals the yield to maturity on a 5-year zero coupon U.S. Treasury bond. No discount was applied to the value of the grants for non-transferability. Risk of forfeiture was accounted for in the expected life of the Equity Award granted. The inputs used to calculate the fair-value of Equity Awards under the Black-Scholes pricing model are disclosed in QAD’s Annual Report on Form 10-K.
Grants of Plan-Based Awards during Fiscal Year 2009
The following table shows information about the non-equity incentive awards, stock options and restricted stock awards that are reflected in the Summary Compensation Table for fiscal year 2009 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2009.

						All Other		All Other
						Stock		Option/SAR
						Awards:		Awards:	Exercise
		Estimated Future Payouts				Number		Number of	or Base
	Grant	Under Non-Equity Incentive				of Shares		Securities	Price	Grant Date
	Date	Plan Awards				of Stock		Underlying	of Equity	Fair Value of
	of Equity	Threshold	Target		Maximum	or Units		Awards	Awards	Equity Awards
Name	Awards	($)(1)	($)(2)		($)(8)	(#)		(#)	($/Sh)	(9)
Karl F. Lopker	9/24/2008	45,000	300,000	(3)	738,000	100,000		—	6.27	602,750

Pamela M. Lopker	9/24/2008	45,000	300,000	(4)	738,000	100,000		—	6.27	602,750

Daniel Lender	10/23/2008					200,000			5.12	975,500
	10/23/2008							100,000	5.12	210,515
	1/5/2009	30,000	200,000	(5)	492,000	10,000			4.31	40,650

Kara Bellamy	n/a	10,684	64,750	(6)	155,786	—			—	—

Roland B. Desilets	9/24/2008	18,750	125,000	(7)	307,500	20,000	(10)	—	6.27	120,550

(1)	Threshold represents 50% of individual performance-based cash bonus target amounts.

(2)	Target represents individual and corporate cash bonuses at 100%.

(3)	Actual bonus amount paid was $150,870.

(4)	Actual bonus amount paid was $150,870.

(5)	Actual bonus amount paid was $65,445.

(6)	Actual bonus amount paid was $42,864.

(7)	Actual bonus amount paid was $72,238.

(8)
Maximum represents each Named Executive’s (except Ms. Bellamy) bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120%. For Ms. Bellamy, maximum represents bonus percentage times (a) 67% for the corporate financial target which may be increased up to a ceiling of 300% plus (b) 33% for the individual performance goals which may be increased up to a ceiling of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Board of Directors.

(9)
The Grant Date Fair Value of Equity Awards represents the “fair value” of each award on the date of grant as determined in accordance with SFAS 123R without regard to estimated forfeitures. The amounts expensed for each SAR award in the Company’s financial statements include an estimated forfeiture rate which was 8% in fiscal year 2009. These grants will be expensed over their vesting term of four (4) years.

(10)	Mr. Desilets’ stock awards expired following the termination of his employment with QAD on January 29, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End
The following table contains information concerning outstanding option and stock awards for each of the Named Executives as of January 31, 2009.

	Option/SAR Awards						Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan
			Equity								Plan	Awards:
			Incentive								Awards:	Market or
			Plan								Number of	Payout Value
	Number of	Number of	Awards:						Market		Unearned	of Unearned
	Securities	Securities	Number of				Number of		Value of		Shares,	Shares,
	Underlying	Underlying	Securities				Shares or		Shares or		Units or	Units or
	Unexercised	Unexercised	Underlying				Units of		Units of		Other	Other
	Awards	Awards	Unexercised	Awards			Stock That		Stock That		Rights That	Rights That
	That Have	That Have	Unearned	Exercise	Awards		Have Not		Have Not		Have Not	Have Not
	Vested	Not Vested	Awards	Price	Expiration		Vested		Vested		Vested	Vested
Name	(#)	(#)	(#)	($)	Date		(#)		($)(3)		(#)	($)
Karl F. Lopker	150,000	—	—	12.32	3/11/2012		75,000		192,000		—	—
	112,500	37,500	—	7.69	6/21/2013		100,000		256,000		—	—
	75,000	75,000	—	7.37	9/6/2014

Pamela M. Lopker	150,000	—	—	12.32	3/11/2012		75,000		192,000		—	—
	112,500	37,500	—	7.69	6/21/2013		100,000		256,000		—	—
	75,000	75,000	—	7.37	9/6/2014

Daniel Lender	—	100,000	—	5.12	10/23/2016		200,000		512,000		—	—
							10,000		25,600		—	—

Kara Bellamy	4,000	—	—	5.95	8/26/2012		7,500		19,200		—	—
	3,000	1,000	—	7.84	7/12/2013
	3,000	3,000	—	6.97	6/7/2014
	6,000	6,000	—	8.05	12/14/2014
	2,500	7,500	—	9.30	4/2/2015

Roland B. Desilets	10,000	—	—	9.71	5/21/2012	(1)	—	(2)	—	(2)
	12,500	—	—	7.82	7/19/2013	(1)	—	(2)	—	(2)
	12,500	—	—	6.97	6/7/2014	(1)

(1)	Mr. Desilets’ options and SARs expired on March 30, 2009 due to the termination of his employment.

(2)	Mr. Desilets’ RSUs expired on January 29, 2009 due to the termination of his employment.

(3)
The market value of unvested stock is determined by multiplying the closing market price of the Company’s common stock on January 31, 2009 by the number of shares that have not vested. The closing market price of the Company’s common stock at January 31, 2009 was $2.56.

Option and SAR Exercises and RSUs Vested During Fiscal Year 2009
The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2009.

	RSUs Vested			Option and SAR Exercises
	Number of Shares		Value Realized	Number of Shares	Value Realized
	Acquired on Vesting		on Vesting	Acquired on Exercise	on Exercise
Name	(#)		($)(4)	(#)	($)(5)
Karl F. Lopker	25,000		191,500	—	—
Pamela M. Lopker	25,000		191,500	—	—
Daniel Lender	9,000	(1)	68,940	—	—
Kara Bellamy	2,500	(2)	6,800	—	—
Roland B. Desilets	5,000	(3)	38,300	—	—

(1)	9,000 shares released, applied 3,217 shares for taxes, net acquisition 5,783 shares.

(2)	2,500 shares released, applied 893 shares, for taxes, net acquisition 1,607 shares.

(3)	5,000 shares released, applied 1,817 shares for taxes, net acquisition 3,183 shares.

(4)	Value represents market value at exercise.

(5)	Value represents market value at exercise less the exercise price.
Potential Payments upon Termination or Change in Control
The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. The termination benefit consists of a lump sum in the amount of 6 months of base salary and 6 months of healthcare continuation coverage premiums. Mr. Lender has an arrangement to receive twelve (12) months base salary upon termination without cause. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under “Change in Control Agreements and Executive Termination Policy”, the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.
The following table reflects the amounts that would be paid if a change in control or other termination event occurred on January 31, 2009.

		Change in Control
		w/o Termination	Termination Upon Change in Control
		50% Vesting of	18 – 24	Vesting of		18 – 24
	Termination	Equity	Months Times	Unvested Equity	1.5 – 2	Months of
Name	Without Cause	Compensation	Base Salary	Compensation	Times Bonus	Benefits
Karl F. Lopker	150,000	672,646	600,000	1,345,291	600,000	61,188
Pamela M. Lopker	150,000	672,646	450,000	1,345,291	450,000	14,424
Daniel Lender	350,000	572,782	525,000	1,145,563	300,000	44,646
Roland B. Desilets	125,000	(1)	(1)	(1)	(1)	(1)

(1)	Because Mr. Desilets’ employment with the Company terminated on January 29, 2009, he would not be eligible for any payments upon a change in control
REPORT OF AUDIT COMMITTEE
Attendance
The current Audit Committee members are Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg. The Chairman of the Audit Committee is Mr. O’Malia, who assumed his position as Chairman in August 2006. Mr. Roberts was appointed to the Audit Committee in April 2008.
The Audit Committee met on five occasions during fiscal year 2009. All members of the Audit Committee attended all meetings for which they were responsible.

Charter
The Audit Committee’s specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.
Meetings
During fiscal year 2009, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company’s financial management team, the partner of the accounting firm that performs certain internal audit functions and the partner of the Company’s independent registered public accounting firm. The Audit Committee’s agenda is established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company’s independent registered public accounting firm and the accounting firm that performs certain internal audit functions for us, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.
Audit Committee Report
The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. Cunningham, Mr. O’Malia, Mr. Roberts and Dr. van Cuylenburg is an “audit committee financial expert” as defined by the SEC and the National Association of Securities Dealers rules.
The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes. The Audit Committee also oversees the Company’s Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company’s internal control over financial reporting.
The Audit Committee appointed KPMG LLP to audit the Company’s financial statement and the effectiveness of the related systems of internal control over financial reporting for the year ended January 31, 2009.
During the fiscal year ended January 31, 2009, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Specifically, the Audit Committee, among other actions:
•
Reviewed and discussed with management and the independent registered public accounting firm the Company’s quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC;

•
Reviewed and discussed with management, the independent registered public accounting firm and the internal auditor, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s opinion about management’s assessment, and the effectiveness of, the Company’s internal control over financial reporting;

•	Reviewed and discussed with the independent registered public accounting firm, management and the internal auditor, the audit scope and plan; and
•	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditor.
Auditor Independence
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described on page 36 under “Principal Accounting Fees and Services” is compatible with maintaining the independence of the independent auditor. In addition, the Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation
Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2009 be accepted and included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditor
All audit and non-audit services to be performed by the independent auditor require pre-approval by the Audit Committee or its Chairman, provided that the Chairman reports any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. KPMG currently serves as the Company’s independent auditor.
Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

Submitted by:	Thomas J. O’Malia, Chairman Terence R. Cunningham Lee D. Roberts Peter R. van Cuylenburg
The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.
Principal Accounting Fees and Services
The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2009 and fiscal year 2008 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.
The fees billed by KPMG for fiscal years 2009 and 2008 for services rendered to the Company were as follows:

	Fiscal Year	Fiscal Year
	2009	2008
	(In thousands)
Audit Fees	$1,611	$1,634
Audit-Related Fees	—	4

Total Fees	$1,611	$1,638

Audit Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2009 and 2008, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2009 and 2008.
Audit-Related Fees. These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2009 and 2008 (but which are not included under “Audit Fees” above). Audit-Related fees consist principally of certain agreed-upon procedures engagements.
Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Management’s Compliance Committee
Management has established a Compliance Committee of certain executive and non-executive officers to oversee the Company’s compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets at least twice quarterly or more often if needed, and has reported its findings to the Audit Committee in each quarter of fiscal year 2009. In fiscal year 2009, the Compliance Committee met nine times.
Employee Complaint Procedure and Code of Ethics
With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees’ ethics questions and to report employees’ ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.
The Board has approved, and the Company has adopted, the “Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.” a copy of which is available on the Investor Relations section on the Company’s Internet site at www.qad.com.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Related Persons
We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.
Policies and Procedures for Review and Approval of Related Party Transactions
The Board of Directors has adopted a Related Party Transaction Policy (the “RPT Policy”), which was recommended for approval by the Audit Committee. The RPT Policy, which supplements the conflict of interest provisions in our Code of Business Conduct, covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.
Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest.
A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company.
It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest.

In addition, we require our directors and certain executive officers to complete annually a directors’ and officers’ questionnaire which requires disclosure of any related party transactions.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2009, except that (i) on March 5, 2009, a late Form 5 was filed on behalf of Daniel Lender, Executive Vice President and Chief Financial Officer, reporting a restricted stock unit grant of 10,000 shares of common stock which had been granted on January 5, 2009, and (2) on March 24, 2009, a late Form 4 was filed on behalf of Kara Bellamy, Sr. Vice President, Corporate Controller and Chief Accounting Officer, reporting a stock sale that occurred on January 24, 2009.
Delivery of Documents to Stockholders Sharing an Address
The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It allows us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.
A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under “Annual Report.”